EXHIBIT 5.1

C A D W A L A D E R                      Cadwalader, Wickersham & Taft LLP
                                         New York  London  Charlotte  Washington

                                         100 Maiden Lane, New York, NY 10038
                                         Tel 212 504 6000  Fax 212 504 6666
                                         www.cadwalader.com


                                 August 13, 2004


To the several Purchasers named in Schedule 1 to the Purchase Agreement (the "Purchasers")
c/o Middlebury Capital, LLC
New York, NY 10013
Attn: Mr. Eric Brachfeld


Ladies and Gentlemen:

            We have acted as special counsel to PowerHouse Technologies Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed sale by the Company and purchase by the Purchasers of Series A Senior Preferred Stock ("Senior Preferred Stock") and Warrants ("Warrants" and, together with the Senior Preferred Stock, the "Securities"), pursuant to the terms of the Series A Senior Units Purchase Agreement, dated August 13, 2004 (the "Purchase Agreement"), by and between the Company and each of the Purchasers. The Senior Preferred Stock is being issued pursuant to a Certificate of Designation, dated May 24, 2004, as amended on August 11, 2004 (the "Certificate of Designation") and the Warrants are being issued pursuant to Warrant Certificates, dated as of August 13, 2004 (the "Warrant Certificates"). This letter is being delivered at the request of the Company pursuant to Section 5.9 of the Purchase Agreement. Capitalized terms used herein but not defined herein have the respective meanings given them in the Purchase Agreement.

            In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Private Placement Memorandum dated April 23, 2004 (the "Private Placement Memorandum") and the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy

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of, the representations and warranties contained in the Transaction Documents
(as defined below) and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

            In particular, we have examined and relied upon:

            1.    the Purchase Agreement;

            2. the Series A Senior Units Purchase Agreement, dated April 23, 2004 (the "First Closing Purchase Agreement"), by and between the Company and each of the purchasers listed on
                  Schedule 1 thereto;

            3. the Registration Rights Agreement, dated April 23, 2004, by and between the Company and each of the Purchasers (the "Registration Rights Agreement");

            4. the Series A Senior Preferred Equity Security Agreement, dated April 23, 2004, by and among the Company, First Person Software, Inc., Middlebury Capital, LLC and each of the Purchasers (the "Security Agreement");

            5.    the Certificate of Designations;

            6.    the Warrant Certificates;

            7. the Series A Junior Units Purchase Agreement, dated April 28, 2004, by and between PowerHouse Technologies Group, Inc. and the purchasers listed on Schedule 1 thereto (the "Junior Purchase Agreement");

            8. the Confidential Rescission Offer and New Junior A Units Offering Memorandum, dated April 28, 2004 (the "Rescission Offer Memorandum"); and

            9. the Supplemental Agreement, dated August 13, 2004, by and between PowerHouse Technologies Group, Inc. and LB I Group, Inc.

            Items 1 to 9 above are referred to in this letter as the "Transaction Documents". References in this letter to "Applicable Laws" are to those laws, rules and regulations of the State of New York and of the United States of America that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents. References in this letter to "Governmental Authorities" are to executive, legislative, judicial, administrative or regulatory bodies of the State of New York or the United States of America. References in

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this letter to "Governmental Approval" are to any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws.

            We have also assumed (other than with respect to the Company) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, "to our knowledge", "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm involved in the transactions contemplated by the Purchase Agreement.

            We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America, and, with respect to our opinion in paragraph 1 below, the corporate laws of the states of which the respective Secretaries of State have issued certificates, and, with respect to the opinions referred to in paragraphs 1 and 2 below, the General Corporation Law of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

            Based upon and subject to the foregoing, we are of the opinion that:

            1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware, with corporate power to own, lease and operate its properties and to conduct its business as described in the Private Placement Memorandum. The Company is qualified as a foreign corporation to do business and is in good standing in the State of California, with corporate power to own, lease and operate its properties and to conduct its business as described in the Private Placement Memorandum. The Company has represented to us that California is the only jurisdiction in which it conducts material business. Each of the Company's subsidiaries is validly existing and in good standing under the laws of the jurisdiction in which it was organized, which the Company has represented to us is the only jurisdiction in which each such subsidiary conducts material business.

            2. The Company has the corporate power and authority to execute, deliver and perform its obligations under the Purchase Agreement, First Closing Purchase Agreement, Registration Rights Agreement, Security Agreement, Warrant Certificates and Junior Purchase Agreement. The Company has the corporate power and authority to deliver and perform its obligations under the Rescission Offer Memorandum.

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            3.    Each of the Purchase Agreement, First Closing Purchase
      Agreement, Registration Rights Agreement, Warrant Certificates and Security Agreement has been duly authorized, executed and delivered by the Company. The Rescission Offer Memorandum has been duly authorized and delivered by the Company.

            4. Each of the Purchase Agreement, First Closing Purchase Agreement, Registration Rights Agreement, Warrant Certificates and Security Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that the enforcement of rights with respect to indemnification and contribution obligations and provisions (a) purporting to waive or limit rights to oral amendments to written agreements, (b) relating to submission to jurisdiction, venue or service of process, or
      (c) purporting to prohibit, restrict or condition the assignment of, or the grant of a security interest in, rights under the Purchase Agreement, First Closing Purchase Agreement, Registration Rights Agreement or Security Agreement, or property subject thereto, may be limited by applicable law or considerations of public policy.

            5. The authorized capital stock of the Company consists solely of 200,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock. 1,125,000 shares of Common Stock are reserved for issuance to employees, officers, directors and consultants pursuant to the Company's current stock option plan and 1,854,259 shares of Common Stock are reserved (i) for issuance upon exercise of the warrants issued to investors purchasing shares of Senior Preferred Stock; (ii) for issuance upon exercise of the warrants issued to investors purchasing shares of Series A Junior Preferred Stock; and (iii) for issuance upon exercise of warrants issued to Middlebury Capital, LLC in connection with its placement agent activities.

            6. The Securities have been duly authorized for issuance and sale to the Purchasers pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement, and paid for in accordance with the Purchase Agreement, will be duly authorized, validly issued and fully paid and nonassessable.

            7. The issuance and sale by the Company of the Securities to the Purchasers pursuant to the Purchase Agreement, the compliance by the Company with the provisions of the Purchase Agreement, First Closing Purchase Agreement, Registration Rights Agreement, Warrant Certificates and Security Agreement and the consummation by the Company of the transactions therein contemplated (a) do not require any Governmental Approval to be obtained on the part of the Company, except those that may be required under state securities or blue sky laws and such other approvals that have been obtained and, to our knowledge, are in effect,
      (b) do not result in a violation of any provision of the certificate of incorporation or bylaws of the Company or any Applicable Laws applicable to the Company, and (c) do not breach or result in a violation of, or default under, (i) any indenture, mortgage, deed of trust, agreement or instrument identified on

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      Schedule A attached hereto, which the Company has represented lists all material agreements and instruments to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject or (ii) any judgment, decree or order known to us that is applicable to the Company and, pursuant to any Applicable Laws, is issued by any Governmental Authority having jurisdiction over the Company or its properties.

            8. To our knowledge, other than as set forth in the Private Placement Memorandum, the Purchase Agreement and the First Closing Purchase Agreement, there is no legal or governmental action, investigation or proceeding pending or threatened against the Company (a) asserting the invalidity of the Transaction Documents or the Securities,
      (b) seeking to prevent the issuance of the Securities or the consummation of any of the transactions provided for in the Transaction Documents or
      (c) that would materially and adversely affect the ability of the Company to perform its obligations under, or the validity or enforceability (with respect to the Company) of, the Transaction Documents or the Securities. For purposes of the opinion set forth in this paragraph, we have not regarded any legal or governmental actions, investigations or proceedings to be "threatened" unless the potential litigant or Governmental Authority has communicated in writing to the Company a present intention to initiate such actions, investigations or proceedings against the Company.

            9. Assuming the accuracy of the representations and warranties in the Purchase Agreement and the First Closing Purchase Agreement and compliance with the terms and provisions of the Purchase Agreement and the First Closing Purchase Agreement, it is not necessary in connection with the offer and sale of the Securities by the Company to the Purchasers under the circumstances contemplated by the Purchase Agreement, the First Closing Purchase Agreement and the Security Agreement, to register the Securities under the Act.

            10. The Securities conform in all material respects to the descriptions thereof contained in the Private Placement Memorandum, including but not limited to the description under the caption "Description Of Capital Stock" insofar as such descriptions purport to summarize certain provisions of documents specifically referred to therein.

            11. The predecessor to the Company, Agate Technologies, Inc., acquired all of the issued and outstanding shares of PowerHouse Studios, Inc. on May 19, 2003. Agate Technologies, Inc. subsequently amended its Articles of Incorporation, changing its name to PowerHouse Technologies Group, Inc.

            12. During the course of the preparation of the Company's Form 10-QSB for the quarterly period ended June 30, 2003, filed pursuant to the Securities Exchange Act of 1934, as amended (the "Act"), and the review thereof by the Company's independent accountants, we participated in discussions with representatives of the Company and representatives of its independent accountants concerning the disclosure in such Form 10-QSB (including the disclosure in the financial statements and notes thereto) with respect to the Company's authorized, issued and outstanding common stock and certain litigation

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      related thereto and referred to in the Form 10-QSB as the "Proctor
      Litigation," and, based thereon, nothing has come to our attention that would lead us to believe that such disclosure contained at the time it was first filed under the Act, or contains currently, any untrue statement of a material fact, or fails to state any material fact necessary to make the statements therein not misleading. In this respect, we note that the foregoing matters are currently the subject of litigation between the Company, Mr. Joseph Ford Proctor and certain other persons, in which we are not acting as the Company's sole counsel, that such litigation is in the early stages of discovery, and that its outcome cannot be predicted.

            We are furnishing this letter to you in your capacity as Purchaser solely for your benefit in connection with the transactions referred to herein. Without our prior written consent, this letter is not to be relied upon, used, circulated, quoted or otherwise referred to by, or assigned to, any other person (including any person that acquires any Securities from you or that seeks to assert your rights in respect of this letter (other than your successor in interest by means of merger, consolidation, transfer of a business or other similar transaction)) or for any other purpose. In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.


                                       Very truly yours,


                                       CADWALADER, WICKERSHAM & TAFT LLP

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